Exhibit 99.1

September 22, 2009
Dear Fellow Shareholders,
     Corporate Property Associates 14 Incorporated (CPA®:14) was designed as a long-term investment, with the primary objectives of paying quarterly distributions at a rising rate and providing investors with inflation-protected income. We are pleased that CPA®:14 has continued to perform well through both good and challenging economic times, such as we face today. While we are mindful that defaults will occur, we believe that CPA®:14’s highly diversified portfolio remains sound. Its properties are approximately 97% occupied. Most importantly, its strong cash flow has allowed us to grow the cash distributions paid to investors over time. At our recent Board of Directors meeting, the third quarter 2009 distribution of $0.1986 per share was approved. This distribution equates to 8.32% on an annualized basis, up from 8.30% the previous quarter, and will be paid on October 15 to shareholders of record on September 30.
     Since its inception, the Board of CPA®:14 has been able to honor all redemption requests it has received, including those received through September 1. As you may recall, our redemption plan provides that redemptions would generally be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow of the previous fiscal year, and is also limited to 5% of outstanding shares on a rolling basis. With the approval of the September 1 redemption requests, we are nearing the 5% limitation. In light of this limitation and the benefits of maintaining capital and liquidity, the Board has suspended redemptions. We currently expect that the Board will re-evaluate the status of the redemption plan in the first quarter of 2010.
     We appreciate your continued confidence in our ability to manage your investment in CPA®:14. If you have any questions regarding your investment, please contact our Investor Relations Department at 1-800-WP CAREY.
     With best regards,

Most sincerely,

Wm. Polk Carey	Gordon F. DuGan
Chairman	Chief Executive Officer
cc: Financial Advisor